EXHIBIT 10.21

[HEARME LETTERHEAD]

September 13, 2001

Greg Mrva
HearMe

Dear Greg,

    This letter documents decisions made by the HearMe Board of Directors with regard to your compensation during this challenging period of shutting down the Company. The goal of the Board of Directors is two-fold: 1) to retain you as the best person for the job of selling assets of the Company in the hopes of providing the best possible return to the shareholders, and 2) to provide you an incentive to maximize the return to shareholders.

    As you know, you entered into a letter agreement and Change of Control/Retention Agreement, both dated June 19, 2001 (together, the "Retention Agreement"), with HearMe. In consideration of your continuing employment with the Company and of the benefit that both you and HearMe will receive by clarifying certain ambiguities that exist in the Retention Agreement, the Board agrees to amend certain of the terms of the Retention Agreement, as follows:

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  The Retention Agreement currently provides that, in the event of a Change of Control (as defined therein), you will be eligible to have $330,000 of the note you issued to HearMe in connection with your purchase of shares of HearMe Common Stock forgiven, to have the related shares repurchased by HearMe at the fair market value for the shares on the date of repurchase and to be grossed-up in connection with the taxes associated with such benefits, all as set forth in Section 4 of the Retention Agreement. In addition, the Retention Agreement also provides (in Section 5) that you will be eligible to have the remainder of the note you issued to HearMe in connection with your purchase of shares forgiven and your stock repurchased by HearMe, if there is a Change of Control, you remain an employee in good standing through the closing date of the transaction, you sign a noncompete and you provide three additional months of service to HearMe's acquiror following such closing date. You are not entitled to be grossed-up as to the tax effects for this latter portion of note forgiveness.

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  The Board of Directors has agreed to amend the terms of the Retention Agreement as follows:
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  To amend the definition of Change of Control such that Section 10(b) of the Retention Agreement shall be replaced in its entirety and superseded by the following:

        (b) "Change of Control" means the occurrence of any of the following events:

           (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-e under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities without the approval of the Board of Directors of the Company; or

          (ii) A merger or consolidation of the Company, whether or not approved by the Board of Directors of the Company, other than a merger or consolidation which would result in holders of more than fifty percent (50%) of the voting power represented by the voting securities of the Company outstanding immediately prior thereto continuing to hold (either by voting securities remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such merger or consolidation; or

          (iii) Any sale of the all or substantially all of the assets of the Company, including (A) a sale of technology or patent ownership, on an exclusive basis to a single person or entity, or (B) an unrestricted license with unlimited users and sublicense rights to two or more persons or entities; provided however that an asset sale shall not constitute a Change of Control if such sale does not result in a positive cash value to be distributed to the Company's stockholders net of expenses related to such sale and net of those benefits being provided to you under the Retention Agreement and this letter agreement that result in reduction of the Company's cash accounts. To the extent it is necessary to make any determination as to whether an asset sale does or does not qualify as a Change of Control hereunder, the Board of Directors or its Compensation Committee will make such determination in good faith and such determination will be binding upon you.

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    To waive the requirement that you provide three months of additional service to HearMe's acquiror following any Change of Control that qualifies as a Change of Control under Section 10(b)(iii) above.

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    To clarify that, notwithstanding anything to the contrary in the Retention Agreement, the effective date of the loan forgiveness of up to $200,000 provided to you in the Retention Agreement and the related repurchase of shares of Common Stock was May 30, 2001.
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  No other terms of the Retention Agreement are amended or changed.

    You understand that your employment continues at all times to be on an at-will basis.

    Greg, I personally want to thank you for your commitment and dedication in your tasks. Throughout your time with HearMe you have consistently demonstrated an enthusiasm and energy directed at achieving your goals even in the most challenging of situations.

Sincerely,
/s/ JAMES SCHMIDT
James Schmidt CEO
Acknowledged and agreed:
/s/ GREG MRVA Greg Mrva	9/13/01 Date